Exhibit 10.4
FORM OF SUBSCRIPTION AGREEMENT
To:    Principal Credit Real Estate Income Trust
711 High Street
Des Moines, IA 50392

Re:	Subscription Agreement for the Purchase of Class A Common Shares of Beneficial Interest (this “Subscription Agreement”)
[                  ], a [                          ] (the “Subscriber”), as of the [    ] day of [          ], 2024, agrees, from time to time, to purchase a number of Class A common shares of beneficial interest, par value $0.01 per common share (the “Class A Shares”), of Principal Credit Real Estate Income Trust, a Maryland statutory trust (the “Trust”), in an aggregate amount of not less than $75 million (the “Commitment”), pursuant to the terms and conditions of this Subscription Agreement.
The Subscriber acknowledges that the Trust will not register the issuance of the Class A Shares under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws (the “State Acts”) in reliance upon exemptions from registration contained in the Securities Act and the State Acts, and that the Trust relies upon these exemptions, in part, because of the Subscriber’s representations, warranties and agreements contained in this Subscription Agreement.
The parties hereto represent, warrant and agree as follows:
1.The Subscriber hereby agrees, from time to time, to purchase from the Trust an aggregate of not less than $75 million in Class A Shares, subject to the following additional provisions:
a.The Trust shall provide at least ten (10) business days, or such shorter period upon the consent of the Subscriber, prior notice (each, a “Contribution Notice”) when the Trust requires a capital contribution from the Subscriber pursuant to this Subscription Agreement (a “Capital Contribution”). The Contribution Notice shall include the amount of the Capital Contribution (the “Capital Contribution Amount”) and the date by which such amount shall be paid to the Trust (the “Contribution Date”).
b.The Subscriber shall make all Capital Contributions pursuant to the terms of this Subscription Agreement in U.S. dollars by wire transfer of immediately available funds on the applicable Contribution Date in accordance with the Trust’s written directions.
c.In exchange for each Capital Contribution pursuant to the terms of this Subscription Agreement, the Trust shall issue to the Subscriber a number of Class A Shares equal to the applicable Capital Contribution Amount divided by a per Class A Share price (the “Applicable Share Price”) equal to either (i) where the Trust has not yet calculated a net asset value (“NAV”) per share of the Class A Shares, a Class A Share price equal to $20.00 or (ii) after the date on which the Trust calculates a NAV per share of the Class A Shares, a Class A Share price equal to the most recently determined NAV per share of the Class A Shares immediately prior to the Contribution Date, as determined by Principal Real Estate Investors, LLC, the Trust’s investment advisor (the “Adviser”), and consistent with the valuation procedures described in the Trust’s Private Placement Memorandum in connection with its continuous private offering (as amended and/or supplemented from time to time, the “Private Placement Memorandum”).

d.If, on any Contribution Date, the Subscriber shall fail to deliver the Capital Contribution Amount (or any portion thereof), and the Subscriber does not cure such failure within ten (10) business days, the Subscriber agrees that on the date that is ten (10) business days following the date of receipt by the Subscriber of notice from the Trust of such failure, it shall forfeit to the Trust a number of common shares equal to the result of (1)(A) the lesser of the Capital Contribution Amount and the portion thereof that was not funded, divided by (B) the Applicable Share Price applicable to unfunded Capital Contribution Amount, multiplied by (2) two-thirds (2/3), but only to the extent that the Subscriber has not delivered prior to such date the portion of the Capital Contribution Amount then due. In furtherance of the foregoing penalty, the Subscriber agrees to execute any agreement, instrument, proxy or other document necessary to effect such transfer of forfeited common shares as may be requested by the Trust, including, without limitation, prior to, and as a condition of, the issuance of the common shares by the Trust to the Subscriber, an irrevocable instruction letter (the “Irrevocable Instruction Letter”) to the Trust’s transfer agent (the “Transfer Agent”) in a form reasonably satisfactory to the Trust and the Transfer Agent giving effect to the transfer of forfeited common shares to the Trust upon such failure. The Subscriber further acknowledges and agrees that the common shares will bear a legend setting forth applicable restrictions on transfer and be subject to the Irrevocable Instruction Letter until no longer subject to forfeiture hereunder.
2.The Subscriber hereby represents and warrants to the Trust as follows:
a.The Subscriber has carefully read this Subscription Agreement and, to the extent it believes necessary, has discussed with its counsel the representations, warranties and agreements that it makes by signing this Subscription Agreement and acknowledges and agrees to all of the limitations set forth herein relating to the repurchase by the Trust of such Class A Shares.
b.The Subscriber is a legal entity duly organized, validly existing and in good standing under the laws of the state, commonwealth or other jurisdiction wherein it was organized or established. The Subscriber has all requisite power and authority to purchase the Class A Shares, execute and deliver this Subscription Agreement and to perform all of the obligations required to be performed by the Subscriber hereunder, and such purchase and performance will not violate or contravene any law, rule or regulation binding on or applicable to the Subscriber or any investment restriction applicable to the Subscriber. Each of the persons executing this Subscription Agreement on behalf of the Subscriber is duly authorized to do so in the capacity in which such person is executing this Subscription Agreement. This Subscription Agreement and any other documents executed and delivered by the Subscriber in connection herewith have been duly authorized, executed, and delivered by the Subscriber, and are the legal, valid, and binding obligations of the Subscriber, enforceable against the Subscriber in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general application related to or affecting creditors’ rights and by general equitable principles.
c.The Subscriber is purchasing the Class A Shares for its own account, with the intention of holding the Class A Shares for investment and with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Class A Shares. The Subscriber will not make any sale, transfer or other disposition of the Class A Shares without registration under the Securities Act and the State Acts unless an exemption from registration is available under the Securities Act and the State Acts. The Subscriber acknowledges that the Subscriber (including, for the avoidance of doubt, any subsequent transferee) has no right to require the Trust or any other party to seek such registration of the Class A Shares issued in connection with the Commitment. The Subscriber acknowledges that the Trust has no obligation to comply with the conditions of Rule 144 promulgated under the Securities Act or to take any other action necessary in order to make available any exemption for the resale of the Class A Shares without registration. The Subscriber further acknowledges that the Class A Shares will be subject to significant restrictions on transferability and ownership as set forth from time to time in the Trust’s Declaration of Trust (as amended from time to time, the “Declaration of Trust”).
d.The Subscriber is familiar with the business in which the Trust is or will be engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is agreeing to undertake in this Subscription Agreement; it is fully aware of the problems and risks involved in making investments of this type; and it is capable of evaluating the merits and risks of such investments.
e.The Subscriber is not relying on any communication (written or oral) of the Trust or any of their respective affiliates as investment or tax advice or as a recommendation to purchase the Class A Shares. The Subscriber acknowledges that no U.S. federal or state or non-U.S. agency has passed upon the merits or risks of an investment in the Class A Shares or made any finding or determination concerning the fairness or advisability of an investment in the Class A Shares.
f.The Subscriber has such knowledge, skill and experience in business, financial and investment matters that the Subscriber is capable of evaluating the merits and risks of an investment in the Class A Shares and making an informed investment decision with respect thereto. The Subscriber has made an independent legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Class A Shares. The Subscriber is able to bear the substantial economic risks related to an investment in the Class A Shares for an indefinite period of time, has no need for liquidity in such investment, and can afford a complete loss of such investment.
g.The Subscriber is an “accredited investor” as defined in Regulation D under the Securities Act. The Subscriber agrees to furnish additional information reasonably requested by the Trust to assure compliance with applicable securities laws, rules and regulations in connection with the purchase and sale of the Class A Shares.
h.The Subscriber acknowledges that neither the Trust nor any other person offered to sell the Class A Shares by means of, and the Subscriber is not investing in the Class A Shares as a result of, any form of general solicitation or advertising, including but not limited to: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (b) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.
i.The Subscriber acknowledges that it has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Class A Shares. The Subscriber understands that the Subscriber and its professional advisor(s), if any, have the right to ask questions of and receive answers from the Trust and its officers and trustees, and to obtain such information concerning the terms and conditions of the offering of the Class A Shares to the extent that the Trust possesses the same or could acquire it without unreasonable effort or expense, as the Subscriber and any of its professional advisor(s) deem necessary to verify the accuracy of the information referred to in the Private Placement Memorandum pursuant to which the Class A Shares are being offered. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have asked such questions, received such answers and obtained such information as the Subscriber and the Subscriber’s professional advisor(s), if any, deem necessary to verify the accuracy (a) of the information referred to in the Private Placement Memorandum and (b) of any other information that the Subscriber and the Subscriber’s professional advisor(s), if any, deem relevant to making an investment decision with respect to the Class A Shares.
j.Except as otherwise disclosed to the Trust, the Subscriber hereby certifies that none of the disqualifying events or conditions described in Rule 506(d) under Regulation D promulgated under the Securities Act has occurred or is true as of the date hereof with respect to (a) the Subscriber or (b) any beneficial owner of the Subscriber which indirectly holds 20% or more of the total outstanding shares of the Trust. The Subscriber shall promptly notify the Trust, in the event that, after the date hereof, the foregoing sentence is no longer accurate.
k.The Subscriber represents and warrants that the Subscriber is not, and for so long as the Subscriber owns the Class A Shares, (1) (A) it is not and it is not investing on behalf of (a) a “benefit plan investor” within the meaning of 29 CFR Section 2510.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Plan Asset Regulations”) and (B) either (i) it is not, and is not investing on behalf of a plan, individual retirement account or other arrangement which is subject to the provisions of any U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (collectively, “Other Plan Laws”) or of an entity whose assets are deemed to constitute the assets of any of the foregoing described in this clause (i) pursuant to applicable law (each of the foregoing described in clause (i) being referred to as a “Plan”) or (ii) it is, or is investing on behalf of, a Plan subject to Other Plan Laws, and its purchase and holding of such Class A Shares or any interest therein will not (a) cause the assets of the Trust being deemed to constitute the assets of any such Plan and (b) result in a violation of any applicable Other Plan Laws and (2) it is not and it is not investing on behalf of a person who has discretionary authority or control with respect to the assets of the Trust or a person who provides investment advice for a fee (direct or indirect) with respect to such assets or an affiliate of such person (within the meaning of the Plan Asset Regulations).
l.The Subscriber represents and warrants that neither the Subscriber nor any person or entity controlling, controlled by or under common control with the Subscriber, or any person or entity having a beneficial interest in the Subscriber, or any other person or entity on whose behalf the Subscriber is acting: (a) is a person or entity listed in the annex to Executive Order No. 13224 (2001), as amended, issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (b) is included on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control within the United States Department of the Treasury (“OFAC”); (c) is a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; (d) is otherwise subject to U.S. economic or trade sanctions; (e) is a non-U.S. shell bank or will make payment from or receive payment to a non-U.S. shell bank; (f) is a senior non-U.S. political figure or an immediate family member or close associate of such figure, or an entity owned or controlled by such a figure; (g) is prohibited from investing in the Trust pursuant to applicable U.S. anti-money laundering, antiterrorist, economic sanctions and asset control laws, regulations, rules or orders; (h) is operating, organized, or resident in a country that is sanctioned by the U.S. (at the time of this agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria) or other applicable laws and regulations (each of categories (a) through (h), a “Prohibited Investor”); or (i) is owned or controlled by a Prohibited Investor. The Subscriber agrees to provide the Trust, promptly upon request, all information that the Trust reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, antiterrorist, economic sanctions and asset control laws, regulations, rules and orders, including the Corporate Transparency Act and all rules and regulations applicable to the Trust and its advisors. The Subscriber consents to the disclosure to U.S. regulators and law enforcement authorities by the Trust and its affiliates and agents of such information about the Subscriber as the Trust reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, antiterrorist, economic sanctions and asset control laws, regulations, rules and orders. If the Subscriber is a financial institution that is subject to the Bank Secrecy Act, as amended (31 U.S.C. Section 5311, et seq.), and its implementing regulations (collectively, the “Bank Secrecy Act”), the Subscriber represents that the Subscriber has met and will continue to meet all of its respective obligations under the Bank Secrecy Act. The Subscriber further represents and warrants that the funds used to purchase the Class A Shares were legally derived under U.S. and any applicable foreign law, and were not derived from any activities in any geographic area subject to U.S. economic or trade sanctions, or with any entity or person subject to such sanctions. The Subscriber acknowledges that if, following the investment in the Class A Shares by the Subscriber, the Trust reasonably believes that the Subscriber is a Prohibited Investor or has invested with funds derived illegally or will use the proceeds of the investment to further illegal activity or refuses to provide promptly information that the Trust requests, the Trust has the right or may be obligated to prohibit additional investments, segregate the assets constituting, and/or withhold or suspend distributions to the Subscriber in respect of, the investment in accordance with applicable regulations or immediately require the Subscriber to transfer the Class A Shares. The Subscriber further acknowledges that neither the Subscriber nor any person or entity controlling, controlled by or under common control with the Subscriber, nor any person or entity having a beneficial interest in the Subscriber, nor any other person or entity on whose behalf the Subscriber is acting will have any claim against the Trust or any of its affiliates or agents for any form of damages as a result of any of the foregoing actions.
m.The Subscriber acknowledges that the Trust will not issue physical certificates for the Class A Shares. Instead, the Class A Shares will be recorded on the books and records of the Trust or the Trust’s transfer agent.
n.The Subscriber is a U.S. corporation and is an indirect, wholly-owned subsidiary of [               ], a “public domestic C corporation” within the meaning of Treasury Regulations Section 1.897-1(c)(3)(v)(G).
o.The Subscriber acknowledges that the representations made by the Subscriber herein shall be continuing and must be valid as of each Contribution Date. If there is any material change to the facts or circumstances underlying the representations made by the Subscriber herein such that the representations would become false, inaccurate or misleading, the Subscriber agrees to promptly notify the Trust of such material change. The Subscriber will provide promptly, and update periodically, at any times requested by the Adviser, any information with respect to direct, indirect and constructive ownership of interests in the Trust as the Adviser deems necessary or appropriate to allow the Trust to comply with the provisions of the Code applicable to a real estate investment trust under Section 856 of the Code (“REIT”), to determine the Trust’s status as a REIT (including any status as a pension-held REIT (within the meaning of Section 856(h) of the Code) or a domestically controlled REIT (within the meaning of Section 897(h)(4) of the Code)), to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance. The Subscriber will promptly notify the Adviser in writing if any information provided to the Adviser pursuant to this paragraph changes.

3.The Trust hereby represents and warrants to the Subscriber as follows:
a.The Trust is a legal entity duly organized, validly existing and in good standing under the laws of the state of Maryland. The Trust has all requisite power and authority to execute and deliver this Subscription Agreement and to perform all of the obligations required to be performed by it hereunder, and such performance will not violate or contravene any law, rule or regulation binding on or applicable to the Trust. The person executing this Subscription Agreement on behalf of the Trust is duly authorized to do so in the capacity in which such person is executing this Subscription Agreement. This Subscription Agreement and any other documents executed and delivered by the Trust in connection herewith have been duly authorized, executed, and delivered by the Trust and are the legal, valid, and binding obligations of the Trust, enforceable against the Trust in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general application related to or affecting creditors’ rights and by general equitable principles.
b.Neither the offer and sale of the Class A Shares nor the execution and delivery by the Trust of, and the performance by the Trust of its respective obligations under, this Subscription Agreement will result in a violation or default of, or the imposition of any lien upon any assets of the Trust or any of its respective subsidiaries pursuant to (a) any provision of applicable law, (b) its organizational documents, (c) the organizational documents, each as amended, of any subsidiary of the Trust, (d) any agreement or other instrument binding upon the Trust or any subsidiary of the Trust or (e) any order any governmental entity, agency or court having jurisdiction over the Trust or any subsidiary of the Trust or any of its assets, except in the case of clauses (a), (c), (d) and (e) for any such violation, default or lien that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Trust’s business, financial condition or results of operations or the Trust’s ability to perform its obligations under this Subscription Agreement.
c.No consent, approval, authorization, order, registration, qualification or filing of or with any governmental entity by the Trust is required in connection with the transactions contemplated herein, except such as may be required under the Securities Act or State Acts. No consent, approval, or authorization of any other person is required to be obtained by the Trust in connection with the transactions contemplated herein, except for any such consent, approval or authorization that would not reasonably be expected to materially and adversely affect the Trust’s business, financial condition or results of operations or the Trust’s ability to perform its obligations under this Subscription Agreement.
d.The Class A Shares to be issued pursuant to the terms of this Subscription Agreement will, when issued, paid for and delivered, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and such Class A Shares will be free and clear of all taxes, liens (other than transfer restrictions imposed hereunder, under the Declaration of Trust or by applicable law), preemptive rights, subscription and similar rights.
e.As of the date hereof, there is no action, suit or proceeding before or by any court or governmental agency or body, now pending, or, to the knowledge of the Trust, threatened against the Trust or any of its respective subsidiaries, which would have a material adverse effect on or would materially and adversely affect the properties or assets of the Trust or which might materially and adversely affect the Trust’s ability to perform its obligations under this Subscription Agreement.
f.The Trust acknowledges that the representations made by it herein shall be continuing and must be valid as of each Contribution Date.

4.The Class A Shares purchased by the Subscriber described herein shall be subject to the following repurchase terms:
a.Subject to the terms and conditions set forth in this Section 3, the Subscriber agrees to hold all of the Class A Shares it receives in connection with the Commitment until the earlier of (i) the first date that the Trust’s NAV reaches $1.5 billion and (ii) the date that is the fifth anniversary of the initial closing of the Trust’s continuous private offering that includes investors other than [               ] (collectively referred to as the “Anchor Investors” and such date referred to as, the “Anchor Investor Liquidity Date”).
b.Following the Anchor Investor Liquidity Date, the Subscriber may, from time to time, request to have the Class A Shares issued in connection with the Commitment repurchased by the Trust (each an “Anchor Investor Repurchase”) at a price per share equal to the most recently determined NAV per Class A Share as of the repurchase date; provided, that the aggregate number of Class A Shares repurchased from the Subscriber in any quarter by the Trust shall be limited to, in the aggregate with all other repurchases of common shares held by the Anchor Investors (which shall be on a pro rata basis, with respect to the Anchor Investor’s repurchase request), no more than a number of common shares available under the Trust’s share repurchase plan’s 5% quarterly cap after satisfaction of repurchase requests from all other common shareholders who have properly submitted a repurchase request for such quarter in accordance with our share repurchase plan.
c.The Class A Shares issued in connection with the Commitment are not eligible for repurchase pursuant to the Trust’s share repurchase plan as described in the Private Placement Memorandum (as amended from time to time, the “Share Repurchase Plan”) and are not therefore subject to the quarterly limitation or the early repurchase deduction as described therein.
d.For so long as the Adviser or its affiliate acts as investment advisor to the Trust, the Trust shall not effect any Anchor Investor Repurchase with respect to any quarter in which either (i) the full amount of all common shares of the Trust requested to be repurchased under the Share Repurchase Plan are not repurchased or (ii) the Share Repurchase Plan has been suspended.
e.Should any Anchor Investor Repurchase, in the Trust’s judgment, place an undue burden on the Trust’s liquidity, adversely affect the Trust’s operations or risk having an adverse impact on the Trust as a whole, the Trust may elect not to repurchase from the Subscriber, or may offer to purchase less than the amount of the Anchor Investor Repurchase; provided, that all Anchor Investors are treated proportionately with respect to any non-repurchase or partial repurchase.
f.The Trust may in its sole discretion determine to suspend repurchases under this Subscription Agreement if it is prohibited from repurchasing the Class A Shares by a legal or regulatory restriction applicable to it.
g.For so long as the Adviser or its affiliate acts as investment advisor to the Trust, the Subscriber will not request that Class A Shares issued in respect of the Commitment be repurchased under the Share Repurchase Plan.
5.The Subscriber elects not to enroll in the Trust’s distribution reinvestment plan, as described in the Trust’s Private Placement Memorandum.
6.The principal office of the Subscriber is at the address shown under its signature on the signature page of this Subscription Agreement.

7.This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions therein.
8.This Subscription Agreement contains the entire agreement between the parties with respect to the subject matter thereof. The provisions of this Subscription Agreement may not be modified or waived except in a writing signed by both parties.
9.This Subscription Agreement and the rights, powers and duties set forth herein shall, except as set forth herein, bind and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto. The parties hereto may not assign any of their respective rights or interests in and under this Subscription Agreement without the prior written consent of the other party, and any attempted assignment without such consent shall be void and without effect.
10.If any part of this Subscription Agreement is held by a court of competent jurisdiction to be unenforceable, illegal or invalid, the balance of this Subscription Agreement shall remain in effect and unaffected by such unenforceability, illegality or invalidity.
11.Any notice, report or other communication required or permitted hereunder shall be in writing (including by electronic mail) and shall be deemed to have been duly given if (i) personally delivered, when received, (ii) sent by United States Express Mail or recognized overnight courier, on the second following business day (or third following business day if mailed outside the United States) to the addresses set forth below, (iii) sent by electronic mail, if no automated notice of delivery failure is received by the sender, when delivered; or (iv) posted on a password-protected website maintained the Adviser and for which the Subscriber has received notice of such posting and access instructions by electronic mail, when posted.
If to the Investor, to:
[                      ]
with a copy (which shall not constitute notice) to:
[                      ]
If to the Trust, to:
[                      ]
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
Attention: Daniel B. Honeycutt
900 G Street NW
Washington, D.C. 20001
Email: daniel.honeycutt@stblaw.com

Simpson Thacher & Bartlett LLP
Attention: Benjamin Wells
425 Lexington Avenue
New York, NY 10017
Attention: Benjamin Wells
Email: bwells@stblaw.com
Any party, by notice given in accordance with this Section 11 to the other party, may designate another address or person for receipt of notices hereunder.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the date first above written.

SUBSCRIBER:

[ ]

By:
Name:	[ ]
Title:	[ ]
Address:	[ ]

EIN:	[ ]

By:
Name:	[ ]
Title:	[ ]
Address:	[ ]

EIN:	[ ]

Acknowledged by:

THE TRUST:

PRINCIPAL CREDIT REAL ESTATE INCOME TRUST, a Maryland statutory trust

By:
Name:	John T. Berg
Title:	Trustee

By:
Name:	Anne Cook
Title:	Counsel and Secretary
[Signature Page to Subscriber Subscription Agreement]